Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE-MONTH PERIOD MARCH 31, 2020

MELVILLE, N.Y., May 18, 2020 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three-month period ended March 31, 2020. The Company is reporting net revenue of $13,350,000, compared to $14,322,000 reported in the same period in 2019. Additionally, the Company is reporting a loss before income tax effects of $1,263,000, compared to a loss of $51,000 for the same period in the prior year. After giving effect to income taxes, the Company is reporting a loss of $758,000, compared to a loss of $26,000 for the first quarter of 2019.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “During the first quarter of 2020, we began to encounter the negative economic effects of the COVID-19 pandemic. This global crisis exacerbated several of the already sensitive markets which we serve. The COVID-19 pandemic, the loss of an automotive distribution customer, and the severe downturn in the oil and gas market were the key factors in the decline in revenue this quarter, compared to the same three-month period in 2019. Although our aerospace revenue improved this quarter, compared to the first quarter of 2019, our business has been adversely affected by weak orders from Boeing, which we believe are due to the grounding of its 737 MAX aircraft. Additionally, during the first quarter, we incurred approximately $420,000 of relocation, transition and other related costs in connection with the move of the two gear businesses that were acquired during the fourth quarter of 2019. We elected to accelerate the consolidation of these businesses with our existing gear manufacturing operations in Punxsutawney, PA more rapidly than originally planned. As a result, our SG&A this quarter was significantly impacted by these expenses. With the transition into one facility behind us, we look forward to improved operations and greater efficiencies in operations, earlier than planned."

Mr. Horowitz continued, “The relocation of the gear businesses also negatively impacted Hy-Tech’s first quarter 2020 gross margin. To accelerate the consolidation, Hy-Tech deployed much of its Punxsutawney work force to assist in the relocation and consolidation efforts , thereby reducing production, adversely impacting its absorption of manufacturing overhead, which in turn, negatively impacted its first quarter overall gross margin. Product mix and an increase in outside finishing costs also caused lower gross margin at Hy-Tech this quarter, compared to the same period a year ago. We believe these acquisitions will allow us to expand into more complex spiral bevel and straight bevel gear design and manufacturing and permit us to market to a broader range of industries that require highly engineered gearing and design consulting. Further, we remain confident that as a result of this new capability and capacity, we can increase opportunities in our Engineered Solutions area. Lastly, gross margin at Florida Pneumatic was slightly down this quarter compared to the first quarter of 2019, due primarily to product mix.”

Mr. Horowitz added, “The COVID-19 pandemic has caused domestic and international governments to issue directives stating that non-essential businesses are required to cease physical operations and have further ordered its residents to remain home in order to contend with the impact of this pandemic. Although we are currently able to continue operations at all of our locations, other than our New York Corporate office, where our employees continue to work remotely these and other factors will likely create challenging times ahead, not only for us, but for the global economy as well.”

Mr. Horowitz concluded his remarks by stating, “While the COVID-19 pandemic remains, and our results from operations will likely not be to our expectations, we plan to do our utmost to continue to serve our customers while ensuring the health and safety of our employees. Tough times lie ahead, but we believe that when this pandemic subsides, we will be well positioned to take advantage of the economic recovery. I want to recognize the incredible work our employees have done to navigate through these unprecedented times.

Primarily due to the COVID-19 pandemic and its effect on our results and our near-term outlook, our Board of Directors has determined to suspend our quarterly cash dividend . The Board intends to evaluate our dividend policy going forward based on all of the relevant facts, and we look forward to resuming dividends as soon as possible.”

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The Company will be reporting the following:

REVENUE

The tables below provide an analysis of our net revenue for the three-month periods ended March 31, 2020 and 2019:

	Three months ended March 31,
			Decrease
	2020	2019	$	%
Florida Pneumatic	$10,030,000	$10,440,000	$(410,000)	(3.9)%
Hy-Tech	3,320,000	3,882,000	(562,000)	(14.5)

Consolidated	$13,350,000	$14,322,000	$(972,000)	(6.8)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2020		2019		(Decrease) increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Automotive	$3,232,000	32.2%	$3,866,000	37.0%	$(634,000)	(16.4)%
Retail	2,990,000	29.8	2,709,000	26.0	281,000	10.4
Aerospace	2,599,000	25.9	2,360,000	22.6	239,000	10.1
Industrial	1,062,000	10.6	1,325,000	12.7	(263,000)	(19.8)
Other	147,000	1.5	180,000	1.7	(33,000)	(18.3)
Total	$10,030,000	100.0%	$10,440,000	100.0%	$(410,000)	(3.92.8)%

The most significant component of the change in our Automotive revenue this quarter, compared to the same three-month period in 2019 is the loss of a large customer and, to a lesser degree, negative effects on our business caused by COVID-19. The 10.4 percent increase in Retail revenue was due primarily to low orders in the first quarter of 2019 that resulted from higher level of shipments in the fourth quarter of 2018. Principally due to greater than normal orders and shipments during the first quarter of 2020 to a military-oriented customer, Florida Pneumatic’s Aerospace revenue improved this quarter compared to the same three-month period in 2019. The decline in Industrial revenue this quarter was due primarily to on-going sluggishness in the oil and gas sector and reduced orders from certain customers that service the aerospace industry that have been negatively affected by the reduction in production by Boeing of certain civilian aircraft, compared to the same period in 2019.

Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, OZAT and ATSCO which are categorized as ATP for reporting purposes. Products manufactured for other companies under their brands are included in the OEM category in the table below. Power Transition Group (“PTG”) revenue is comprised of products manufactured and sold by the gear businesses that were acquired in October 2019, products sold through Hy-Tech’s legacy gear manufacturing division and products sold to a certain customer whose revenue was included in OEM in 2019. Numatx, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended March 31,
	2020		2019		(Decrease) increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
OEM	$1,439,000	43.3%	$1,336,000	34.4%	$103,000	7.7%
ATP	1,061,000	32.0	1,986,000	51.2	(925,000)	(46.6)
PTG	735,000	22.1	355,000	9.1	380,000	107.0
Other	85,000	2.6	205,000	5.3	(120,000)	(58.5)
Total	$3,320,000	100.0%	$3,882,000	100.0%	$(562,000)	(14.5)%

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The decline in Hy-Tech’s ATP revenue is due primarily to two factors: (a) the decision to allocate additional marketing and product development efforts to its Engineered Solutions products offering, which is designed to exploit Hy-Tech’s expertise in engineering and manufacturing and enable it to pursue alternate, non-traditional markets while developing different applications for its tools, motors and related accessories, and (b) the decline in the demand for its oil and gas related tools and accessories, due primarily to the significant decline in oil prices and the COVID-19 pandemic. We believe the development of the Engineered Solutions offering will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. The transition and relocation from Illinois to our facilities in Pennsylvania of the gears businesses acquired in late October 2019 continued throughout the first quarter of 2020. The process of relocation of equipment and the set-up of general operations that occurred during the quarter caused lower than expected PTG revenue and profits.

GROSS MARGIN/PROFIT

	Three months ended March 31,		Decrease
	2020	2019	Amount		%
Florida Pneumatic	$3,774,000	$4,007,000	$(233,000)		(5.8)%
As percent of respective revenue	37.6%	38.4%	(0.8	)% pts
Hy-Tech	$708,000	$1,274,000	$(566,000)		(44.4)
As percent of respective revenue	21.3%	32.8%	(11.5	)% pts
Total	$4,482,000	$5,281,000	$(799,000)		(15.1)%
As percent of respective revenue	33.6%	36.9%	(3.3	)% pts

 Factors contributing to the slight decline in Florida Pneumatic’s gross margin this quarter, compared to the same three-month period ended March 31, 2019, was due mostly to product mix, as we had increases in lower gross margin Retail revenue, with declines in revenue of our generally stronger gross margin Automotive and Industrial lines. Additionally, as the result of COVID-19, we encountered weaker absorption of manufacturing overhead at Jiffy during the first quarter of 2020, compared to the same period in 2019.

The decline in Hy-Tech’s gross margin of 11.5 percentage points was due to the following: (i) increased outside processing costs; (ii) weaker manufacturing overhead absorption, which was due in part to labor hours being utilized in connection with the relocation of the gear businesses discussed earlier; (iii) less favorable mix of products sold this quarter, compared to the same period a year ago; and (iv) lower than expected gross margin on the sale of PTG products, due primarily to start-up issues in the new facility.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2020, our SG&A was $5,690,000, compared to $5,263,000 for the same three-month period in 2019. The most significant factor driving the increase in our SGA was approximately $420,000 of relocation, transition and temporary labor and recruiting costs incurred in connection with the acquisition of the gear businesses in late October 2019. Nearly half of these costs were anticipated to be recorded during the second and third quarters of 2020. However, we elected to accelerate the integration of the acquired businesses, completing nearly all the tasks during the first quarter of 2020. As such, we anticipate minimal integration costs associated with the gear businesses moving forward. Additionally, rent, and bad debt expenses increased this quarter, compared to the same three-month period in 2019, by $22,000 and $19,000, respectively. Partially offsetting the above were reductions in compensation expenses, which is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits of $24,000. In addition, variable expenses and corporate expenses declined $73,000 and $26,000, respectively.

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 Interest

	Three months ended March 31,		Increase (decrease)
	2020	2019	Amount	%
Interest expense attributable to:
Short-term borrowings	$51,000	$43,000	$8,000	18.6%
Term loans, including Capex Term Loans	—	5,000	(5,000)	(100.0)
Amortization expense of debt issue costs	4,000	15,000	(11,000)	(73.3)

Total	$55,000	$63,000	$(8,000)	(12.7)%

As the interest rates charged by our bank remained constant, the increase in interest expense related to short-term loan borrowings during the first quarter of 2020, compared to the same period in 2019, was driven by higher Revolver borrowings this quarter. There were no term loans in place during 2020. Debt issue costs incurred in connection with recent bank amendments are being amortized through February 2024, were lower than the costs associated with the previous amendments.

Our average balance of short-term borrowings during the three-month period ended March 31, 2020 was $6,281,000, compared to $4,076,000, during the same three-month period in 2019.

Income taxes

On March 27, 2020, the Coronavirus Aid Relief and Economic Security Act (“CARES Act”) was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitation and technical corrections to tax depreciation methods for qualified improvement property.

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, our effective tax rate for the three-month period ended March 31, 2020 was a tax benefit of 40.0%, compared to 49.0% for the three-month period ended March 31, 2019. Included in the three-month period ended March 31, 2020 is also consideration for net operating loss carrybacks under the CARES Act. The effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	March 31, 2020	December 31, 2019
Working Capital	$21,144,000	$22,115,000
Current Ratio	2.73 to 1	2.85 to 1
Shareholders’ Equity	$45,498,000	$46,506,000

Credit facility

Our Credit Facility will be discussed in detail in the notes to the consolidated financial statements within our Quarterly Report filed on Form 10-Q for the three-month period ended March 31, 2020.

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Cash flows

During the three-month period ended March 31, 2020, our net cash increased to $531,000 from $380,000 at December 31, 2019. Our total Bank debt at March 31, 2020 was $6,931,000 compared to $5,648,000 at December 31, 2019, the increase driven primarily from Company-wide bonuses paid in March 2020. The total debt to total book capitalization (total debt divided by total debt plus equity); at March 31, 2020 was 13.2% compared to 10.8% at December 31, 2019.

 At March 31, 2020, our short-term or Revolver borrowing was $6,931,000 compared to $5,648,000, at December 31, 2019. Additionally, at March 31, 2020 and December 31, 2019, there was approximately $8,189,000 and $9,200,000, respectively, available to the Company under its Revolver arrangement.

During the three-month period ended March 31, 2020, we used $658,000 for capital expenditures, compared to $485,000 during the same period in the prior year.  Capital expenditures for the balance of 2020 are expected to be approximately $553,000, some of which may be financed through our credit facilities with Capital One Bank or financed through independent third-party financial institutions. The remaining 2020 capital expenditures will likely be for machinery and equipment, tooling, and computer hardware and software.

On April 20, 2020, we received a $2.9 million PPP loan, as provided pursuant to the CARES Act. This loan obtained from BNB Bank is unsecured and is guaranteed by the SBA. This loan provides funds that will be used to pay most of the salaries, wages and certain other employee-related costs during the prescribed eight-week period as discussed in the CARES Act. Additionally, these funds can and will be used to pay rents, utilities and other allowable costs permitted under the CARES Act.

We believe that should a need arise whereby the current credit facility is insufficient; we could raise additional funds through the sale of real property or other assets.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for May 18, 2020, at 11:00 A.M., Eastern Time, to discuss its first quarter 2020 results and financial condition. Investors and other interested parties who wish to listen to or participate can DIAL 1-866-548-2699. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about May 19, 2020.

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FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2020 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Risks associated with health crises including epidemics and pandemics;
•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas;
•	Importation delays;
•	Risks associated with Brexit;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty, and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	March 31, 2020	December 31, 2019
	(Unaudited)	(Audited)
Assets
Cash	$531	$380
Accounts receivable - net	8,554	9,313
Inventories	22,285	22,882
Prepaid expenses and other current assets	2,021	1,497

Total current assets	33,391	34,072

Net property and equipment	10,334	10,109
Goodwill	4,715	4,726
Other intangible assets - net	8,032	8,259
Deferred income taxes - net	269	216
Right-of-use assets – operating leases	3,673	3,859
Other assets – net	431	502
Total assets	$60,845	$61,743

Liabilities and Shareholders’ Equity
Short-term borrowings	$6,931	$5,648
Accounts payable	2,318	1,843
Accrued compensation and benefits	1,123	2,019
Accrued other liabilities	1,005	1,568
Current lease liabilities – operating leases	870	879

Total current liabilities	12,247	11,957

Non-current lease liabilities – operating leases	2,896	3,070
Other liabilities	204	210

Total liabilities	15,347	15,237

Total shareholders' equity	45,498	46,506

Total liabilities and shareholders' equity	$60,845	$61,743

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (Unaudited)

	Three months ended March 31,
(In Thousand $)	2020	2019
Net revenue	$13,350	$14,322
Cost of sales	8,868	9,041
Gross profit	4,482	5,281
Selling, general and administrative expenses	5,690	5,263
Operating (loss) income	(1,208)	18
Other expense	---	6
Interest expense	55	63
Loss before income taxes	(1,263)	(51)
Income tax benefit	(505)	(25)
Net loss	$(758)	$(26)

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P&F INDUSTRIES INC. AND SUBSIDIARIES

LOSS PER SHARE (UNAUDITED)

	Three months ended March 31,
	2020	2019
Basic and diluted loss per share	$(0.24)	$(0.01)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION

 (UNAUDITED)

(In Thousands $)	Three months ended March 31,
	2020	2019
Net loss	$(758)	$(26)
Add:
Depreciation and amortization	628	561
Interest expense	55	63
Income tax benefit	(505)	(25)

EBITDA (1)	$(580)	$573

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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